UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Bright, Edward D.
   c/o Trans Global Services Inc.
   1393 Veterans Memorial Highway
   Hauppauge, New York  11788
2. Issuer Name and Ticker or Trading Symbol
   Trans Global Sevices Inc.
   TGSI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Non-Qualified Stock Opti|$1.562  |4/1/0|A   |5,000      |A  |4/00 |4/05 |Common Stock|5,000  |(1)    |5,000       |D  |            |
on                      |        |0    |    |           |   |     |     |            |       |       |            |   |            |
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Non-Qualified Stock Opti|$.9375  |5/25/|A   |1,000      |A  |5/00 |5/05 |Common Stock|10,000 |(1)    |10,000      |D  |            |
on                      |        |00   |    |           |   |     |     |            |       |       |            |   |            |
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Non-Qualifed Stock Optio|$.53    |     |    |           |   |12/98|6/03 |Common Stock|20,000 |(1)    |20,000      |D  |            |
n                       |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Non-Qualified Stock Opti|$.53    |     |    |           |   |10/99|4/04 |Common Stock|5,000  |(1)    |5,000       |D  |            |
on                      |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Non-Qualified Stock Opti|$.53    |     |    |           |   |12/99|6/04 |Common Stock|10,000 |(1)    |10,000      |D  |            |
on                      |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) These options are granted pursuant to the Company's Long-Term Incentive Plans, which are 16b-3 plans, and are exercisable in
installments.
SIGNATURE OF REPORTING PERSON
/s/ Edward D. Bright
DATE
March  27, 2001